EXHIBIT 99.2
PRO FORMA FINANCIAL INFORMATION

COGNEX CORPORATION
INTRODUCTORY INFORMATION

On May 9, 2005, Cognex Corporation acquired all of the outstanding shares of DVT Corporation, a provider of low-cost, easy-to-use vision sensors, for approximately $112 million, net of cash acquired. The purchase price consisted of $100 million in cash paid at closing (net of $5 million of acquired cash), $11 million in cash deposited into an escrow account at closing, and $1 million in transaction costs. The acquisition is accounted for under the purchase method of accounting.

The $112 million purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows: $8 million to tangible net assets, $38 million to distribution networks to be amortized over eleven to twelve years, $5 million to customer relationships to be amortized over twelve years, $4 million to completed technologies to be amortized over six years, $1 million to trade names, trademarks, and non-competition agreement to be amortized over four years, $18 million to deferred tax liability, and the remainder of $74 million to goodwill. The Company obtained third-party valuations of the acquired intangible assets. The allocation of the purchase price is subject to future refinement.

The unaudited pro forma statements of income for the three months ended April 3, 2005 and the twelve months ended December 31, 2004 were prepared as if the acquisition had taken place on January 1, 2004. The unaudited pro forma balance sheet as of April 3, 2005 was prepared as if the acquisition had taken place on April 3, 2005.

The unaudited pro forma financial information is intended to provide information about the continuing impact of the acquisition by showing how it might have affected historical financial statements if it had been consummated at an earlier date. This information is not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the earliest period presented. This information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information.

COGNEX CORPORATION
UNAUDITED PRO FORMA STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED APRIL 3, 2005
(In thousands, except per share amounts)

	Historical		Pro Forma
	Cognex	DVT	Adjustments		Results
Revenue	$43,198	$7,708			$50,906

Cost of revenue	13,790	1,592	$153	(A)	15,535

Gross margin	29,408	6,116	(153)		35,371

Research, development and engineering expenses	6,315	1,021			7,336

Selling, general and administrative expenses	17,508	3,179	822	(B)	21,625
			99	(C)
			69	(D)
			(52)	(E)

Income from operations	5,585	1,916	(1,091)		6,410

Other income	1,569	(1)	(552)	(F)	1,016

Income before provision for income taxes	7,154	1,915	(1,643)		7,426

Provision for income taxes	1,860	632	(404)	(G)	2,088

Net income	$5,294	$1,283	$(1,239)		$5,338

Net income per diluted share	$.11				$.11

Diluted weighted average shares outstanding	47,181				47,181

The accompanying notes are an integral part of the pro forma financial information.

COGNEX CORPORATION
UNAUDITED PRO FORMA STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(In thousands, except per share amounts)

	Historical		Pro Forma
	Cognex	DVT	Adjustments		Results
Revenue	$201,957	$28,239			$230,196

Cost of revenue	57,371	5,997	$613	(A)	63,981

Gross margin	144,586	22,242	(613)		166,215

Research, development, and engineering expenses	27,063	3,503			30,566

Selling, general, and administrative expenses	70,674	13,359	3,286	(B)	87,887
			395	(C)
			278	(D)
			(105)	(E)

Income from operations	46,849	5,380	(4,467)		47,762

Other income	6,311	3	(2,207)	(F)	4,107

Income before provision for income taxes	53,160	5,383	(6,674)		51,869

Provision for income taxes	15,416	1,777	(1,653)	(G)	15,540

Net income	$37,744	$3,606	$(5,021)		$36,329

Net income per diluted share	$.80				$.77

Diluted weighted average shares outstanding	47,358				47,358

The accompanying notes are an integral part of the pro forma financial information.

COGNEX CORPORATION
UNAUDITED PRO FORMA BALANCE SHEET
APRIL 3, 2005
(Dollars in thousands)

	Historical		Pro Forma
	Cognex	DVT	Adjustments		Results
ASSETS

Current assets:
Cash, cash equivalents, and short-term investments	$272,306	$4,218	$(115,048)	(H)	$161,476
Accounts receivable	29,303	5,530			34,833
Inventories	17,799	1,933			19,732
Deferred income taxes	9,617	703	(1,714)		8,606
Prepaid expenses and other	11,695	581			12,276

Total current assets	340,720	12,965	(116,762)		236,923

Long-term investments	122,149				122,149
Property, plant, and equipment	23,573	749			24,322
Deferred income taxes	21,074		(16,132)	(H)	4,942
Intangible assets	6,800	1,742	47,590	(H)	54,390
			(1,742)	(I)
Goodwill	6,764	888	75,463	(H)	82,227
			(888)	(I)
Other assets	3,632				3,632

	$524,712	$16,344	$(12,471)		$528,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,855	$1,332			$5,187
Accrued expenses	44,544	1,280	$1,261	(H)	47,085
Customer deposits	3,301				3,301
Deferred revenue	6,585				6,585

Total current liabilities	58,285	2,612	1,261		62,158

Shareholders’ equity:
Common stock	93				93
Additional paid-in capital	195,734	10,981	(10,981)	(I)	195,734
Retained earnings	285,308	2,751	(2,751)	(I)	285,308
Accumulated other comprehensive loss	(14,708)				(14,708)

Total shareholders’ equity	466,427	13,732	(13,732)		466,427

	$524,712	$16,344	$(12,471)		$528,585

The accompanying notes are an integral part of the pro forma financial information.

COGNEX CORPORATION

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(A)	The pro forma adjustment to “Cost of revenue” represents the amortization over six years of $3,680,000 of acquired completed technologies.

(B)	The pro forma adjustment to “Selling, general, and administrative expenses” represents the amortization over a weighted-average period of 11.6 years of $38,060,000 of acquired distribution networks.

(C)	The pro forma adjustment to “Selling, general, and administrative expenses” represents the amortization over twelve years of $4,740,000 of acquired customer relationships.

(D)	The pro forma adjustment to “Selling, general, and administrative expenses” represents the amortization over four years of $1,110,000 of acquired trade names, trademarks, and non-competition agreement.

(E)	The pro forma adjustment to “Selling, general, and administrative expenses” represents the elimination of the amortization of the pre-existing intangible assets of DVT.

(F)	The pro forma adjustment to “Other income” represents reduced tax-exempt interest income resulting from the net cash outlay in connection with the acquisition.

(G)	The pro forma adjustment to “Provision for income taxes” represents the tax benefit associated with items (A), (B), (C), (D), and (E) above.

(H)	The pro forma balance sheet adjustments represent the consideration paid and the allocation of the purchase price based on the estimated fair values of the assets acquired and liabilities assumed of DVT (including additional accruals related primarily to transaction costs), with the remainder allocated to goodwill.

(I)	The pro forma balance sheet adjustments represent the elimination of the pre-existing intangible assets and capital structure of DVT.